Exhibit 10.21

FIRST AMENDMENT TO THE
GEORGIA PRIMARY BANK
2017 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT is made as of April 1, 2021, by Primary Bancshares, Inc., a bank holding company organized under the laws of the State of Georgia (the “Company”).

WHEREAS, pursuant to that certain Agreement and Plan of Share Exchange (the “Share Exchange Agreement”) between the Georgia Primary Bank (the “Bank”) and the Company by which all issued and outstanding shares of the Bank’s common stock were exchanged for shares of the Company’s common stock (the “Share Exchange”) and by which the Bank is now wholly-owned by the Company, a bank holding company (the “Reorganization”), the Company has assumed sponsorship of the Georgia Primary Bank 2017 Long–Term Incentive Plan (the “Plan”); and

WHEREAS, in connection with the Reorganization and the Share Exchange, the Company wishes to amend the Plan to reflect the change in Plan sponsorship, to reflect that shares of common stock of the Company have been substituted for shares of common stock of the Bank, and to make other conforming changes to the Plan resulting from the consequences of the Reorganization and Share Exchange;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective immediately following the effective date of the Reorganization, as follows:

1.             By deleting the phrase “Georgia Primary Bank 2017 Long-Term Incentive Plan” each time it appears in the Plan and substituting therefor the phrase “Primary Bancshares, Inc. 2017 Long-Term Incentive Plan.”

2.             By deleting existing Section 1.1(i) and substituting therefor the following:

“(i)         ‘Company’ means, prior to the adoption of the Plan by Primary Bancshares, Inc., Georgia Primary Bank and, after the adoption of the Plan by Primary Bancshares, Inc., Primary Bancshares, Inc..”

3.              By deleting existing Section 1.1(u) in its entirety and by substituting therefor the following:

“(u)        ‘Plan’ means the “Primary Bancshares, Inc. 2017 Long-Term Incentive Plan.”

4.              By deleting existing Section 1.1(w) in its entirety and by substituting therefor the following:

“(w) ‘Stock’ means, prior to the adoption of the Plan by Primary Bancshares, Inc., the common stock of Georgia Primary Bank, $5.00 par value per share and, after the adoption of the Plan by Primary Bancshares, Inc., the common stock of Primary Bancshares, Inc., $5.00 par value per share.”

5.              By deleting Section 2.2 in its entirety and by substituting therefor the following:

“2.2       Stock Subject to the Plan.

(a)          Subject to adjustment in accordance with Section 5.2, Two Hundred Thirty-Seven Thousand Three Hundred Fifty-Three (237,353) shares of Stock (the ‘Maximum Plan Shares’) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards, all or any of which may be Incentive Stock Options, such number including shares of the common stock of Georgia Primary Bank, if any, issued pursuant to Awards prior to the adoption of the Plan by Primary Bancshares, Inc.

(b)          Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted, or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted, or otherwise settled in full in Stock will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement, or grant of an Award under this Section, any shares of Stock withheld to satisfy tax withholding obligations or the Exercise Price shall be considered issued under the Plan.”

6.              By deleting the last sentence of the head language of Section 3.2 in its entirety.

7.              By deleting Section 5.1 in its entirety and substituting therefor the following:

“5.1        Withholding. The Company shall deduct or, if applicable, shall cause the appropriate Affiliate to deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company or appropriate Affiliate an amount sufficient to satisfy any federal, state, and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may satisfy the withholding obligation in cash, cash equivalents, in kind or, if and to the extent the applicable Award Agreement, Award Program, or Committee procedure so provides, a Participant may elect to have the number of shares of Stock the Participant is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state, and local, if any, withholding obligations arising from the settlement or vesting of an Award.”

8.              By deleting Section 5.10 in its entirety and substituting therefor the following:

“5.10     Stockholder Approval. The Plan was originally approved by the board of directors of Georgia Primary Bank on March 21, 2017, and by the stockholders of Georgia Primary Bank on April 18, 2017. The assumption of the Plan by the Company, its substitution as the granting corporation under the Plan and the substitution of Company common stock as the securities issuable under the Plan was approved by the shareholders of Georgia Primary Bank in connection with their approval of the Agreement and Plan of Share Exchange between the Georgia Primary Bank and the Company and was approved by the sole shareholder of the Company within twelve (12) months before the adoption of the Plan by the Company.”

9.              By deleting Section 5.12 in its entirety and substituting therefor the following:

“5.12.     Effective Date of the Plan. The effective date of the Plan, as adopted by the Board of Directors of the Company, is December 15, 2020. Incentive Stock Options may continue to be granted under the Plan on and after this effective date until December 14, 2030, subject to any earlier termination of the Plan pursuant to Section 5.9 or any extension of such period permitted by Code Section 422.”

Except as specifically amended hereby, the remaining provisions of the Plan shall remain in full force and effect as prior to the adoption of this First Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective immediately following the effective date of the Reorganization.

PRIMARY BANCSHARES, INC.:

By:	/s/ Jane Skelton

Title:	Chief Financial Officer & Secretary

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